Exhibit 99.1

Indaptus Therapeutics Announces FDA Clearance of Investigational New Drug

Application to Initiate Phase 1 Clinical Trial of Decoy20 in Solid Tumors

NEW YORK (May 19, 2022) - Indaptus Therapeutics, Inc. (Nasdaq: INDP) (“Indaptus” or the “Company”), today announced that the U.S. Food and Drug Administration (FDA) has cleared the Company’s Investigational New Drug (IND) application for a Phase 1 clinical trial in patients with advanced solid tumors where currently approved therapies have failed. The Company plans to initiate the clinical trial in the second half of 2022.

“We are excited to begin our first in human study of Decoy20, as there is still a significant unmet medical need for patients with advanced solid tumors. This is an important milestone for Indaptus, which brings us one step closer to our goal of demonstrating the utility of a multi-targeted and antigen-agnostic, systemic immunotherapy that primes and activates both innate and adaptive anti-tumor immune responses,” said Jeffrey Meckler, Chief Executive Officer of Indaptus.

“Tumors remodel and inhibit systemic immune responses and Indaptus’ Decoy technology is unique in its ability to mobilize both innate and adaptive anti-tumor immune pathways with systemic administration in pre-clinical tumor models, while at the same time not inducing sustained hallmarks of cytokine release syndromes in pre-clinical toxicology studies,” said Dr. Michael Newman, Founder and Chief Scientific Officer of Indaptus.

“The trial is a Phase 1, open-label dose escalation and expansion study evaluating the safety, tolerability and preliminary efficacy of Decoy20 in patients with advanced solid tumors. We look forward to demonstrating the safety profile of Decoy20 and developing an effective, novel therapy for cancers unresponsive to existing approved therapies,” continued Mr. Meckler.

About the Phase 1 Study

The Phase 1 study is designed to evaluate the safety, tolerability, and preliminary efficacy of Decoy 20 and will follow a 3+3 design of dose-escalation cohorts. The study protocol allows for exploration of additional dosing regimens, including continuous weekly administration after initial safety has been established. Decoy20 has the potential to treat a wide range of solid tumors including hepatocellular, colorectal and pancreatic carcinomas.

About Indaptus Therapeutics

Indaptus Therapeutics has evolved from more than a century of immunotherapy advances. The Company’s approach is based on the hypothesis that efficient activation of both innate and adaptive immune cells and associated anti-tumor and anti-viral immune responses will require a multi-targeted package of immune system activating signals that can be administered safely intravenously. Indaptus’ patented technology is composed of single strains of attenuated and killed, non-pathogenic, Gram-negative bacteria, with reduced i.v. toxicity, but largely uncompromised ability to prime or activate many of the cellular components of innate and adaptive immunity. Decoy20 represents an antigen-agnostic technology that has produced significant single agent activity against metastatic pancreatic and orthotopic colorectal carcinomas, single agent eradication of established, antigen-expressing breast carcinoma, as well as combination-mediated eradication of established hepatocellular carcinomas and non-Hodgkin’s lymphomas in standard pre-clinical models, including syngeneic mouse tumors and human tumor xenografts. Tumor eradication has been observed with Decoy products in combination with anti-PD-1 checkpoint therapy, low-dose chemotherapy or an approved targeted antibody. Combination-based tumor eradication produces innate and adaptive immunological memory, involves activation of both innate and adaptive immune cells and is associated with induction of innate and adaptive immune pathways in tumors after only one i.v. dose of Decoy product, with associated “cold” to “hot” tumor inflammation signature transition. IND-enabling toxicology studies have demonstrated safe i.v. administration, with no sustained induction of hallmarks of cytokine release syndromes, possibly due to passive targeting to liver, spleen and tumor, followed by rapid elimination of the product. Indaptus products have also produced significant single agent activity against chronic hepatitis B virus (HBV) and chronic human immunodeficiency virus (HIV) infections in pre-clinical models.

Forward-Looking Statements

This press release contains forward-looking statements with the meaning of the Private Securities Litigation Reform Act. These include statements regarding management’s expectations, beliefs and intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies, plans and prospects. Forward-looking statements can be identified by the use of forward-looking words such as “believe”, “expect”, “intend”, “plan”, “may”, “should”, “could”, “might”, “seek”, “target”, “will”, “project”, “forecast”, “continue” or “anticipate” or their negatives or variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical matters. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the following: our plans to develop and potentially commercialize its technology, the timing and cost of our planned investigational new drug application and any clinical trials, the completion and receiving favorable results in any clinical trials, Indaptus’ ability to obtain and maintain regulatory approval of any product candidate, our ability to protect and maintain its intellectual property and licensing arrangements, our ability to develop, manufacture and commercialize its product candidates, the risk of product liability claims, the availability of reimbursement, the influence of extensive and costly government regulation, and our estimates regarding future revenue, expenses capital requirements and the need for additional financing. More detailed information about the risks and uncertainties affecting us is contained under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K filed with the SEC on March 21, 2022, and in other filings that we have made and may make with the Securities and Exchange Commission in the future. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law.

Investor Contact:

Will O’Connor

Stern IR

+1 212-362-1200

will@sternir.com